Exhibit 3.34

GENETIC TESTING INSTITUTE, INC.

RESTATED ARTICLES OF INCORPORATION

The following restated articles of incorporation of Genetic Testing Institute, Inc. (the “Corporation”), duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation and any amendments thereto:

Article 1. The name of Corporation is Genetic Testing Institute, Inc.

Article 2. The Corporation is organized under Chapter 180 of the Wisconsin Statutes.

Article 3. The period of existence of the Corporation shall be perpetual.

Article 4. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Wisconsin.

Article 5. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred (100) common shares of One Dollar ($1.00) par value each.

Article 6. The name of the registered agent of the Corporation is CT Corporation System.

Article 7. The address of the Corporation’s registered office in the State of Wisconsin is 8040 Excelsior Drive, Suite 200, Madison Wisconsin 53717.

Article 8. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

Article 9. To the full extent permitted by the laws of the State of Wisconsin or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article 9 shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

Article 10. Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the laws of the State of Wisconsin or any other applicable laws as presently or hereafter in effect. Without

420146    EXPEDITE25        $25.00

limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Nine shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

Article 11. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the laws of the State of Wisconsin or other statutes or laws of the State of Wisconsin, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders (except as provided in Section 180.1020(1)(b) of the Wisconsin Statutes), but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. Except to the extent prohibited by the laws of the State of Wisconsin or any other applicable laws presently or hereafter in effect, the Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

Article 12. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Wisconsin at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

CERTIFICATE

Genetic Testing Institute, Inc., a corporation organized and existing under the laws of the State of Wisconsin, hereby certifies that the foregoing restated articles of incorporation:

1. Contains one or more amendments to the articles of incorporation that require shareholder approval.

2. The amendments to the articles of incorporation, adopted on July 2, 2008, have been made in accordance with Section 180.1003 of the Wisconsin Statutes.

3. The amendments do not provide for an exchange, reclassification, or cancellation of issued shares.

[SIGNATURE ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the undersigned hereby executes this Certificate of this 2nd day of July, 2008.

GENETIC TESTING INSTITUTE, INC.
By:	/s/ Simon B. Feiglin
Name:	Simon B. Feiglin
Title:	Vice President and Secretary

This document was drafted by Gregory T. Zakrajsek.

GTI - Restated Articles of Incorporation

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

GENETIC TESTING INSTITUTE, INC.

Genetic Testing Institute, Inc., a corporation organized and existing under Chapter 180 of the Wisconsin Statutes, does hereby certify that the existing Restated Articles of Incorporation were duly amended as follows:

RESOLVED, that Article I of the Articles of Incorporation is hereby amended to read, in its entirety, as follows:

“Article 1. The name of the Corporation is Gen-Probe GTI Diagnostics, Inc.”

Said amendment was duly adopted on December 15th, 2010, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

Dated this 15th day of December, 2010.

By:	/s/ Carl W. Hull
Carl W. Hull, Chief Executive Officer

This document was drafted by and is returnable to:

Michael H. Altman, Esq.

Michael Best & Friedrich LLP

100 East Wisconsin Avenue, Suite 3330

Milwaukee, Wisconsin 53202-4108

(414) 271-6560

Ss.178.43(4), 179.046, 180.0502, 180.1508, 181.0502, 181.1508 183.0105(3) & 183.1008, Wis Stats	State of Wisconsin Department of Financial Institutions Registered Agent and/or Registered Office Change

Entity Details

Name: GEN-PROBE GTI DIAGNOSTICS, INC.

Org Type: Domestic Business

Org ID: 1M22794

The entity submitting this statement is organized under the laws of Wisconsin.

Registered Agent Name

CSC-LAWYERS INCORPORATING SERVICE COMPANY (FICT NAME) CORPORATION SERVICE COMPANY (CORP NAME)

Registered Agent Address

8040 Excelsior Drive

Suite 400

Madison, WI 53717

United States of America

The street address of the registered office and the business office of the registered agent, as changed or continued, are identical.

Signature

Signature: Maureen Cathell

Title: Vice President

Contact Person

Evelyn Wright

FileStatus_COA_WI@cscinfo.com

800-927-9800

Endorsement

Received Date: 11/28/2012 3:00:36 PM

Effective Date: 11/28/2012

Filed Date:12/4/2012

Filing Fee:$10.00

Total Fee:$10.00